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Exhibit 5

[WILMER, CUTLER & PICKERING LETTERHEAD]

February 28, 2003

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

  Re: Sinclair Broadcast Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Sinclair Broadcast Group, Inc., a Maryland corporation (the "Company"), in connection with a registration statement (the "Registration Statement") on Form S-8 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of the issuance by the Company of 800,000 shares of Class A Common Stock of the Company, par value $0.01 per share (the "Class A Common Stock"), pursuant to the Company's 401(k) Profit Sharing Plan (the "401(k) Plan").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In that examination, we have assumed (i) the genuineness of all signatures of all persons executing any document (other than documents executed in our presence by an officer of the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as reproductions or certified copies, (iv) the authenticity of the originals of such reproductions or certified copies, and (v) the full legal capacity of the signatories to all such documents (other than the Company).

        This opinion is limited to the laws of the United States and the General Corporation Law of Maryland, and no opinion is expressed on the law of any other jurisdiction.

        Based upon, subject to, and limited by the foregoing, we are of the opinion that the issuance of the Class A Common Stock in satisfaction of the Company's obligation to make matching payments pursuant to the 401(k) Plan has been lawfully and duly authorized and such Class A Common Stock, when issued and delivered in satisfaction of such obligations, will be validly issued, fully paid and non-assessable.

        We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed or furnished to any governmental agency or other person or entity, without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
WILMER, CUTLER & PICKERING
By:	/s/ JOHN B. WATKINS John B. Watkins, a partner

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  Exhibit 5